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                                                                    EXHIBIT 99.1


Costa Mesa, CA - September 30, 1998 - Standard Pacific Corp. (the "Company") (NYSE: SPF) announced that it has successfully completed its tender offer and consent solicitation for its outstanding 10 1/2% Senior Notes due 2000 (the "Notes").

     As of 9:00 A.M. on September 30, 1998, New York City time, the scheduled expiration date, $31,466,000 in aggregate principal amount of Notes had been validly tendered pursuant to the Offer to Purchase and Consent Solicitation Statement dated September 1, 1998 (the "Offer"). The Company has accepted for payment and will promptly pay for all Notes validly tendered in the Offer. Holders who validly delivered and did not revoke their consents pursuant to the Offer prior to 12:00 midnight on September 15, 1998 will also receive a consent payment.

     The Company, which has built more than 34,000 homes since 1966, operates primarily as a geographically diversified builder of single-family homes with operations throughout the major metropolitan markets in California, Texas and Arizona.

     Donaldson, Lufkin & Jenrette ("DLJ") is serving as the Dealer Manager and MacKenzie Partners, Inc. is serving as the Information Agent in connection with the Offer. Questions concerning the transaction should be directed to Jeff Dorst of DLJ at (800) 334-1604 or (212) 892-2964. Requests for documents should be directed to MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885.